Exhibit 10.2

SARCOS CORP.

PROMOTION AGREEMENT

Date: 02/24/2022

To: Denis Garagic

Re: Position/Title/Leader & Salary Change

Dear Denis,

On behalf of Sarcos Corp. ("Sarcos"), I am pleased to provide you with the following change of position & salary. Your new position/title will be Chief Technology Officer. Your new leader and person to report to will be Kiva Allgood, CEO of Sarcos. This is a Full-Time, Salary, Exempt position and will require you to dedicate your full-time attention to fulfill your designated time, duties, and obligations to Sarcos.

Compensation and Start Date:

(a)
Base Salary:
a.
Beginning January 29, 2022, the Company will pay you an annual base salary of $315,000.00 as compensation for your services (the annual base salary as may be amended from time to time, (the “Base Salary”). You will see this reflected in your February 18, 2022, payroll deposit. The Base Salary will be paid bi-weekly in accordance with the Sarcos’ normal payroll practices and be subject to the usual, required withholding. Your Base Salary will be subject to review and adjustments will be made by the Sarcos Technology and Robotics Corporation (“STRC”) board of directors (the “Board”) or its authorized committee (in either case, the “Committee”) based upon the Sarcos’ normal performance review practices.

(b)
Bonus:
a.
You will be eligible to receive a bonus targeted annually at $85,000.00 (the “Bonus”). The Bonus will be based on an assessment by your supervisor of your performance of the Duties and the achievement of the performance goals set by your supervisor. The right to receive, and payment of, the Bonus will further be subject to the approval of the Committee and any and all terms and conditions of any bonus plan approved by the Committee. Receipt of all or any portion of the Bonus is subject to your continued employment with Sarcos or STRC through the applicable payment date, and such amount will not be earned if your employment with Sarcos terminates for any reason or no reason prior to the applicable payment date.

(c)
Equity.
a.
As an inducement to accept your new position, Sarcos’ management will recommend that the Committee grant you an option (“Option”) to purchase a number of shares of STRC common stock equal to $30,000 divided by the closing price of a share of STRC common stock on the Grant Date (as defined below) and adjusted for the Black Scholes factor calculated by Sarcos, with such quotient rounded to the nearest whole share. The Option will be a non-qualified stock option. The “Grant Date” shall be the date the grant of the Option is approved by the Committee. The Option will have a per share exercise price equal to the closing price of STRC common stock on the Grant Date. Subject to the continuation of your employment with Sarcos, the Option will vest as to 25% of the shares subject to the Option on the first anniversary of the Grant Date, and as to1/12 of the remaining 75% of the shares subject to the Option every three months thereafter (on the same day of the month as the vesting commencement date). The Option will be subject to the terms and conditions of the 2021 Sarcos Equity Plan of STRC, as amended from time to time (“2021 Plan”), and the applicable stock option agreement and notice of stock option grant. The Committee shall determine the vesting commencement date at the time of the grant, which will be in the nearest open trading window following the date of this promotion letter.

b.
As a further inducement to accept your new position, Sarcos’ management will recommend that, the Committee grant you a number of restricted stock units in STRC equal to $20,000 divided by the closing price of a share of STRC common stock on the Grant Date, which quotient will be rounded to the nearest whole share (“RSUs”). Subject to the continuation of your employment with Sarcos, the RSUs will vest 25% on the first anniversary of the vesting commencement date, and as to 1/12 of the remaining RSUs on each Quarterly Vesting Date thereafter. The “Quarterly Vesting Date” means April 1, March 20, August 20, and November 20 each year. The RSUs will be subject to the terms and conditions of the 2021 Plan and the applicable RSU grant award. Following the vesting of the RSUs, Executive will receive one share of STRC common stock for each vested RSU (subject to tax withholding). The Committee shall determine the vesting commencement date at the time of the grant, which will be in the nearest open trading window following your promotion date.

c.
Each of the Option and RSU award agreements will include an agreement to be bound by the terms and conditions of the Lock-up Agreement attached as Annex G-1 to the Agreement and Plan of Merger dated April 5, 2021, by and between Rotor Acquisition Corp., a Delaware corporation, the prior name of STRC, the Company and certain other parties. The Option and RSUs and the Shares underlying the Option or RSUs will be subject to all terms and conditions as if the Option and RSUs were “Sarcos Options” or “Sarcos RSUs” , as applicable, under the Lock-Up Agreement. If you fail to sign the applicable option agreement or RSU agreement by the first vesting date of the Option/RSUs, the Option/RSUs will be forfeited in its entirety.

d.
During your employment with Sarcos, you will be eligible to receive additional equity awards pursuant to any plans or arrangements Sarcos or STRC may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any additional equity awards and the terms of any additional equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(d)
Benefits and Expenses:
a.
You are eligible for all benefits offered by Sarcos. Sarcos will reimburse you for reasonable business expense and other disbursements paid by you in the performance of your duties and responsibilities with Sarcos, in accordance with Sarcos’ policies, as they may be adopted or modified from time to time.

Employee Proprietary Information and Inventions Agreement:

In exchange for the consideration of your continued employment, you agree to continue to abide by the terms of the Sarcos Employee Intellectual Property Agreement you signed, dated May 29, 2020.

Employment at Will:

By signing this promotion letter, you understand and agree your employment will continue at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Sarcos’ option, and Sarcos can terminate or change all terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Sarcos or any of its subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Sarcos and you, which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies, practices, or patterns of conduct.

Arbitration of Claim:

The arbitration procedure will afford you and Sarcos the full range of statutory remedies. Sarcos and you will be entitled to discovery sufficient to adequately arbitrate any covered claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The party that is not the substantially prevailing party, which determination shall be made by the arbitrator in the event of ambiguity, shall be responsible for paying for the arbitration filing fee and the arbitrator’s fees.

Nothing contained in this section will limit Sarcos’ or your right to seek relief in any court of competent jurisdiction with respect to the matters set forth in the Sarcos Employee Intellectual Property and Non-Compete Agreement. We specifically agree that disputes under the “Sarcos Employee Proprietary Information and Inventions Agreement” will not be subject to arbitration unless both parties mutually agree to arbitrate such disputes.

Entire Agreement:

This promotion letter and the Sarcos Employee Intellectual Property and Non-Compete Agreement constitute the entire agreement, arrangement and understanding between you and Sarcos on the nature and terms of your employment with Sarcos. Also, by your execution of this promotion letter, you affirm no one has made any written or verbal statement that contradicts the provisions of this promotion letter. In addition, the covenants contained in the Sarcos Employee Intellectual Property and Non-Compete Agreement will supersede the provisions of any other similar covenant contained in any other document or agreement to the extent of any conflict. This promotion letter may be executed in counterparts, each of which (including any signature transmitted via facsimile or email) shall be deemed to be an original, and all of which together shall constitute one instrument.

We'd like to thank you for your continued dedication to Sarcos. We value you and the knowledge you bring to our organization. Please sign below to acknowledge and accept these changes.

Best Regards,

Signed by: /s/ Laura Langehaug Date: Feb 28, 2022

Title: Executive Vice President, People Success

Accepted by: /s/ Denis Garagic Date: Feb 28, 2022

Title: Chief Technology Officer